Exhibit 99.1

News Release

Release Time:	Immediate
Contact:	Susan Blair, (501) 978-2217
Date:	June 16, 2016

Bank of the Ozarks, Inc. Announces Pricing of $225 Million of

Fixed-To-Floating Rate Subordinated Notes

LITTLE ROCK, ARKANSAS–Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced the pricing of its public offering of $225 million aggregate principal amount of its Fixed-to-Floating Rate Subordinated Notes due 2026 (the “Notes”). Due to market demand, OZRK increased the aggregate principal amount of the Notes to $225 million from the previously announced amount of $125 million. The Notes will initially bear interest at 5.50% per annum, payable semi-annually in arrears, to, but excluding, July 1, 2021, and, thereafter, payable quarterly in arrears, at an annual floating rate equal to three-month LIBOR as determined for the applicable quarterly period, plus 442.5 basis points. The Notes will be issued at a price of 100% of the principal amount thereof. OZRK intends to contribute the net proceeds from the offering to its subsidiary bank, Bank of the Ozarks, to fund organic growth, including expected growth in non-purchased loans and leases, and for general corporate purposes.

Sandler O’Neill + Partners, L.P. is acting as sole manager for the Notes offering.

The Notes will be issued pursuant to an effective shelf registration statement (File No. 333-203388) (including base prospectus) and a preliminary prospectus supplement filed with the Securities and Exchange Commission (“SEC”) and a final prospectus supplement to be filed with the SEC. Copies of the preliminary prospectus supplement, the final prospectus supplement (when available) and accompanying base prospectus relating to the Notes can be obtained without charge by visiting the SEC’s website at www.sec.gov, or by contacting Sandler O’Neill + Partners, L.P. at 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attn: Syndicate Operations, telephone number: 1-866-805-4128.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of those securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT BANK OF THE OZARKS, INC.

Bank of the Ozarks, Inc. is a bank holding company with $11.4 billion in total assets as of March 31, 2016 and its shares trade on the NASDAQ Global Select Market under the symbol “OZRK.” OZRK owns a state-chartered subsidiary bank that conducts banking operations through 177 offices in Arkansas, Georgia, North Carolina, Texas, Florida, Alabama, South Carolina, New York and California. OZRK may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This release and certain other communications by OZRK contain statements that constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements, including but not limited to those regarding the offering and the use of proceeds therefrom, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from OZRK’s present expectations. These risks and uncertainties include, but are not limited to, market conditions affecting the offering. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and OZRK undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in OZRK’s filings with the SEC.